Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Offering Statement on Form 1-A of our report dated May 15, 2018, except for notes 2 and 9 which are as of July 13, 2018, relating to the consolidated financial statements of LMP Automotive Holdings, Inc. and Subsidiaries as of and for the years ended December 31, 2017 and 2016. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ Grassi & Co., CPAs, P.C.

Grassi & Co., CPAs, P.C.

Jericho, New York

July 27, 2018